EXHIBIT 10.3

                              CONSULTING AGREEMENT

     This CONSULTING AGREEMENT is made as of November 1, 2002, between Allen Holdings, Inc., a California corporation, DBA Allen Communications (the "Consultant") and Skyframes, Inc., a Delaware corporation (the "Company").

                               W I T N E S S E T H

     WHEREAS, the Consultant has provided valuable technical services to the Company, and

     WHEREAS, the Consultant is willing to continue to render such services to the Company for the compensation noted herein.

     NOW THEREFORE, in consideration for such services, and other mutual promises and covenants herein contained, it is agreed as follows:

     SECTION 1 DUTIES. The Consultant will provide equipment and technical services to the Company. This service and equipment shall include the following:

-     01-3.7-Meter  Ku-Band  Linear  Antenna  with  2-Port  Cros-Pol  Feed
-     01-Non-Penetrating  load  Frame
-     01-PLL  Low  Noise  Block  Converter  (non-redundant)
-     01-Ku-Band  Upconverter,  70  MHz  IF  (non-redundant)
-     01-16  watt  or  better  Ku-Band  Amplifier  (non-redundant)
-     01-DVB  Modulator  (non-redundant)
-     Lot-IF  Cabling
-     Misc.  Passive  and  Active  Devices
- Support or Service of these electronics is on a "Next Business Day" or "Best Effort" basis

     SECTION 2 TERM. The term of this agreement shall commence on February 1, 2002 and terminate on January 31, 2004.

SECTION 3 COMPENSATION. As and for compensation for Consultant's services to be rendered by him during the term of this agreement, Consultant shall be paid not less than the sum of $36,000.00. In order to accomplish said payment, Company shall forthwith issue to Consultant 35,000 shares of the Company's common stock. Thereafter, and at the end of each three month period (April 30, 2003, July 31, 2003 and October 31, 2003 January 31, 2004) Consultant may sell, but is not required to sell, not more than $9,000.00 worth of his shares. At the end of this agreement, if consultant has not received at least $36,000.00, net before taxes, from the sale of the above issued shares of common stock, then Consultant, at his election, shall have the following options:


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1.     Return any unsold stock to the company, at which time the Company will be required to immediately pay to consultant the sum of $36,000.00 less a credit for the net proceeds of sale, before taxes, received by Consultant from the sale of any of the aforesaid 35,000 shares; or
2. As expeditiously as possible sell any unsold stock, and apply the net proceeds of sale, before taxes, against any unpaid balance of $36,000.00 compensation required here under. At the time, Company will be required to immediately pay to consultant the sum of $36,000.00 less a credit for the net proceeds of sale, before taxes received by Consultant from the sale of any of the aforesaid 35,000 shares; or
3. Accept the unsold shares as satisfaction in full for any balance remaining on the $36,000.00 compensation required hereunder.

     SECTION 4 RELATIONSHIP OF PARTIES. This agreement shall not constitute an employer-employee relationship. It is the intention of each party that Consultant shall be an independent contractor and not an employee of Company. Subject to the express provisions herein, the manner and means utilized by Consultant in the performance of Consultant's services hereunder shall be under the sole control of Consultant. All compensation paid to Consultant hereunder shall constitute earnings to Consultant from self-employment income. Company shall not withhold any amounts therefrom as federal or state income tax withholding from wages or as employee contributions under the Federal Insurance Contributions Act (Social Security) or any similar federal or state law applicable to employers and employees.

SECTION 5 DISCLOSURE OF INFORMATION. Consultant agrees not at any time (during or after the term of this Agreement) to disclose or use, except in pursuit of the business of Company or of any affiliate of Company, any Proprietary Information of Company, or of any affiliate of Company, acquired during the term of this Agreement. For purposes of this Agreement the phrase "Proprietary Information" means all information which is known or intended to be known only to Consultant or employees of Company, except in pursuit of the business of Company, any document, record or other information of Company, or others in a confidential relationship with Company, and relates to specific business matters such as patents, patent applications, trade secrets, secret processes, proprietary know-how information relating to Company's business, and identity of suppliers or customers or accounting procedures of Company, or relates to other business of Company, Consultant agrees not to remove from the premises of Company, except in pursuit of the business of Company, or of any affiliate of Company, any document, record or other information of Company. Consultant recognizes that all such documents, records or other information, whether developed by Consultant or by someone else for Company, are the exclusive property of Company.

SECTION 6 PROPRIETARY INFORMATION OF OTHERS. Consultant acknowledges that from time to time Company may do business with suppliers or customers who will supply


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Company  with  information of a confidential nature, and that Company may have a contractural obligation to preserve the confidential nature of any such information. Consultant agrees to treat any information received from suppliers or customers as confidential, and as if it were the Proprietary Information of Company, unless advised otherwise by an officer of Company.

SECTION 7 REMEDIES. In addition to any other remedies with Company may have by virtue of this Agreement, Consultant agrees that in the event a breach of the obligations of confidence under this Agreement are threatened, Company shall be entitled to obtain a temporary restraining order and preliminary injunction against Consultant to restrain any breach of confidence or covenant not to compete under this Agreement.

SECTION 8 MISCELLANEOUS. No waiver of any breach or default of this Agreement by Consultant shall be considered to be a waiver of any other breach or default of this Agreement. Should any litigation be commenced between Consultant and Company for such breach, the party prevailing in such litigation shall be entitled, in addition to such other relief that may be granted, to a reasonable sum as and for their or his or its attorney's fees and costs in such litigation. Every provision of this Agreement is intended to be severable. If any term or provision hereof is determined to be illegal or invalid for any reason whatsoever, said illegibility or invalidity shall not affect the validity of the remainder of this Agreement. The interpreiation of this Agreement shall be governed by the local law of the State of California, and Company and Consultant hereby consent to the jurisdiction of Orange County, California Superior Court. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter thereof. This Agreement shall inure to the benefit of the Company, its successors and assigns.

SECTION 9 ATTORNEY'S FEES. If there is a dispute between Allen Holdings Inc. and Skyframes regarding this agreement, or if one party has to file suit to enforce any provision of this agreement, the prevailing party (as determined by the court) will be entitled to their reasonable attorney's fees.


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IN  WITNESS  WHEREOF,  the  parties  have executed this Agreement as of the date first  above  written.


SKYFRAMES,  INC.

By:
      ----------------------------------------------------

Its:
      ----------------------------------------------------

CONSULTANT

By:
      ----------------------------------------------------

Name:      William  Allen,  President

Company:   Allen  Holdings  Inc.  DBA  Allen  Communications

Address:   10813  El  Arco  Dr.
           Whittier,  CA  90603
           PO  Box  6337
           Whittier,  CA  90609

Tax  ID:   95-4676510